Exhibit 5.2

55 Hudson Yards | New York, NY 10001-2163

T: 212.530.5000

milbank.com

FORM OF TAX OPINION

[ ], 2021

Cerberus Telecom Acquisition Corp.

875 Third Avenue

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel for Cerberus Telecom Acquisition Corp., a Cayman Islands exempted company (“CTAC”), in connection with the proposed business combination in which (i) on the date immediately prior to the Closing Date, CTAC will merge with and into King LLC Merger Sub, LLC (“LLC Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of King Pubco, Inc. (“Pubco”), a Delaware corporation and wholly owned subsidiary of Cerberus Telecom Acquisition Holdings, LLC (“Sponsor”), with LLC Merger Sub surviving (the “Pubco Merger”), (ii) on the Closing Date and immediately following the contribution by Sponsor of 100% of its equity interests in King Corp Merger Sub, Inc. (“Corp Merger Sub”), a Delaware corporation and wholly owned subsidiary of Sponsor, to Pubco, Corp Merger Sub will merge with and into Maple Holdings Inc. (“KORE”), a Delaware corporation (the “First Merger”), with KORE being the surviving corporation of the First Merger and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, KORE will merge with and into LLC Merger Sub (the “Second Merger”), with LLC Merger Sub surviving the Second Merger as a wholly owned subsidiary of Pubco, in each case, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 12, 2021 (the “Merger Agreement”), by and among CTAC, Pubco, Corp Merger Sub, LLC Merger Sub and KORE. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

In that connection, you have requested our opinion regarding certain United States federal income tax consequences of the Pubco Merger. This opinion is being delivered in connection with the Registration Statement of Pubco on Form S-4 filed on April 8, 2021 with the SEC, as amended and supplemented through the date hereof (the “Registration Statement”). In providing our opinion, we have examined and with your consent are relying upon the Merger Agreement, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our review of certain documents in connection with our opinion, we have assumed the legal capacity of all natural persons; the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies and the authenticity of the originals of such copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In addition, we have assumed with your consent that (i) the Pubco Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement (and no term, transaction or condition contained or described therein will be waived by any party or otherwise modified except as set forth in the Representation Letters), (ii) the statements concerning the Pubco Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct at all times up to and including the Pubco Merger Effective Time, (iii) the factual representations made by CTAC and Pubco, in their respective letters dated the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”), are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Pubco Merger Effective Time, (iv) any factual representations made in the Representation Letters “to the knowledge of” or similarly qualified are correct without such qualification and (v) the Pubco Merger will be reported by CTAC, Pubco and their respective affiliates in a manner consistent with our opinion set forth below. We have also assumed that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the Pubco Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below might be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that, under currently applicable United States federal income tax law, the Pubco Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). We express no opinion on the potential United States federal income tax consequences of the Pubco Merger pursuant to Section 367 of the Code or the passive foreign investment company rules.

This opinion is rendered only as of the date hereof, and we undertake no obligation to update the opinion after the date hereof. Our opinion is based on the Code, Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and other administrative pronouncements interpreting the foregoing, and pertinent judicial authority, all as in effect on the date hereof. Any amendment or change in the interpretation of the applicable laws or the facts and circumstances surrounding the Pubco Merger, or any inaccuracy in the statements, facts, assumptions, representations, warranties, covenants or undertakings upon which we have relied, might affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that might occur or come to our attention subsequent to the date of this opinion. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position and prevail in that contrary position in a court of law. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Pubco Merger, including any tax consequences under state, local, foreign, or, except to the extent specifically set forth herein, any United States federal law.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,